THE E. W. SCRIPPS COMPANY


                          Index to Exhibits


  Exhibit
    No.                       Item                            Page


     12       Ratio of Earnings to Fixed Charges               E-2

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
RATIO OF EARNINGS TO FIXED CHARGES                                                                                    EXHIBIT 12

( in thousands )                                                          Three months ended            Six months ended
                                                                              June 30,                       June 30,
                                                                       1994             1993          1994               1993
EARNINGS AS DEFINED:
Earnings from operations before income taxes after
     eliminating undistributed earnings of 20%- to
     50%-owned affiliates                                           $  91,190        $  45,523    $  139,864         $  107,042
Fixed charges excluding capitalized interest and
     preferred stock dividends of majority-owned
     subsidiary companies                                               5,985            8,483        11,985             17,667

Earnings as defined                                                 $  97,175        $  54,006    $  151,849         $  124,709

FIXED CHARGES AS DEFINED:
Interest expense, including amortization of
     debt issue costs                                               $   4,613        $   7,148    $    9,272         $   15,059
Interest capitalized                                                                         9                               53
Portion of rental expense representative
     of the interest factor                                             1,156            1,182         2,303              2,318
Preferred stock dividends of majority-owned
     subsidiary companies                                                  20               23            40                 45
Share of interest expense related to guaranteed debt
     50%-owned affiliated company                                         216              153           410                290

Fixed charges as defined                                            $   6,005        $   8,515    $   12,025         $   17,765

RATIO OF EARNINGS TO FIXED CHARGES                                      16.18             6.34         12.63               7.02

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